Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of LivaNova PLC of our report dated February 28, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in LivaNova PLC’s Annual Report on Form 10-K for the year ended December 31, 2017.
/s/ PricewaterhouseCoopers SpA
Milan, Italy
November 16, 2018